UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2009

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2009, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Cisco Systems, Inc. (the “Company”) awarded year-end discretionary incentive payments for the Company’s 2009 fiscal year to the following individuals who will be identified as named executive officers in the Company’s 2009 annual meeting proxy statement. In making these incentive payments, the Committee considered the Company’s solid financial performance during a period of tough economic challenges, and each individual’s key role in driving operational excellence and strong profitability. These awards are significantly lower than the cash incentive payments to each individual for the Company’s 2008 fiscal year. They are: John T. Chambers, Chairman and Chief Executive Officer, $2,031,000; Frank A. Calderoni, Executive Vice President, Chief Financial Officer, $900,000; Wim Elfrink, Executive Vice President, Cisco Services and Chief Globalization Officer, $1,000,000; Randy Pond, Executive Vice President, Operations, Processes and Systems, $900,000; and Richard J. Justice, former Executive Vice President, Worldwide Operations and Business Development and current Executive Vice President – Executive Advisor, $750,000.

For the 2009 fiscal year, the Company did not satisfy its minimum pre-established financial performance goals applicable to executive officers under the Company’s Executive Incentive Plan (the “EIP”), and thus no bonuses were paid to these individuals under the EIP. The incentive payments listed above were authorized by the Committee independent of any cash incentive plan or bonus plan for the Company’s 2009 fiscal year.

Robert W. Lloyd, Executive Vice President, Worldwide Operations, participated in the non-executive officer portion of the EIP and received a discretionary cash incentive award of $900,000 for the 2009 fiscal year pursuant to the terms and conditions thereof, because he did not become an executive officer until the fourth quarter of the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: September 4, 2009	By:	/s/ Mark Chandler
	Name:	Mark Chandler
	Title:	Senior Vice President, Legal Services, General Counsel and Secretary